BINDING TERM SHEET

By and between
Nutra Evolution LLC ("Licensor")
And NutraFuels, Inc. ("Licensee")

1. Effective Date:	July __, 2013
2. Licensee: Address: Telephone: E-mail: Contact:	NutraFuels, Inc. 6601 Lyons Road, L-6 Coconut Creek, FL 33073 (561) 212 – 3816 edgar@nutrafuels.com Edgar Ward
3. Licensed Property:	TapouT XT
4. Licensed Product:	"Nutritional Supplements" (defined by the Food and Drug Administration as "a dietary supplement is a product taken by mouth that contains a dietary ingredient intended to supplement the diet"), specifically excluding ready-to-drink beverages, but including meal replacements, nutritional supplements, energy sprays, and appetite suppressants.
5. Initial Test Period. Initial Term,Term & Renewals:	(a) The "Initial Test Period" shall mean: A period of six (6) months commencing on the Effective Date. (b) Licensee shall have the option, which option shall be exercised by Licensee in writing and within thirty (30) days of the expiration of the Initial Test Period to extend the Initial Test Period for a period of four (4) years commencing on the date of Licensee's option exercise notice ("Initial Term"). (c) In the event Licensee exercises its option for the Initial Term as set forth in section (b) above, then Licensee shall pay Licensor the sum of Two Hundred Fifty Thousand Dollars ($250,000) within ten (10) business days of Licensee's notice (the "Advance"). (d) License's failure to timely send notice of its election and/or failure to pay the Advance as and when due shall be deemed a waiver of any and all option rights herein. (e) As used herein the term "Contract Year" shall mean consecutive periods of 12 months, each commencing on the same day as the Effective Date of each calendar year during the term and each numbered consecutively. (f) Renewal Term Options: Provided that Licensee exercised the

EW

	option to commence the Initial Term, and provided that Licensee is not in breach of any terms or conditions of the agreement, then Licensee shall have three (3) separate, consecutive options ("Each a Renewal Term Option"), each for an additional period of three (3) Contract Years (each 3 year period a "Renewal Term"). Licensee must exercise its Renewal Term Option at least 9 months and no more than 1 year in advance of the expiration of the then-current period of the Term. Each Renewal Term Options are conditional on the following: (a) Licensee paying the Minimum Royalties; and (b) Licensee is not in default of any provisions of the Agreement.
6. Territory:	The "Territory" shall mean the United States. In the event that Licensee exercises its option for the Initial Term and/or any Renewal Term, then, Licensee may request and Licensor may from time to time approve the addition of other countries to the Territory from time to time on terms to be agreed.
7. Scope:	Exclusive
8. Currency:	U.S. Dollars
9. Royalty	Licensee shall pay Licensor a Royalty equal to twelve and one-half percent (12.5%) of its net sale proceeds ("Royalty"). The term "net sales proceeds" shall mean gross revenues collected by or credited to Licensee (or by any subsidiary, affiliate, sublicensee, successor or assign of Licensee) from sales of the Licensed Product, less only actual out-of-pocket returns, refunds, and rebates. The Royalty shall be payable on or before the 20th day of each month, based upon net sales proceeds received during the immediately preceding month.
10. Distribution Channels	Retail (i.e., brick and mortar stores such as Walgreens, and their respective websites).
11. Termination Events and Minimum Royalties	In the event that, beginning with the first Contract Year of the Initial Term, Licensee has not paid Licensor the amount of One Million Dollars ($1,000,000) per Contract Year (the "Minimum Royalties," which shall be determined within thirty days following the end of each Contract Year), Licensor will have the right to terminate the Agreement at any time following the end of the applicable Contract Year; provided, however, that Licensee shall have the right to cure such shortfall to avoid termination within ten (10) days of written notice of the same.

Licensee and Licensor hereby acknowledge that it is the parties' mutual intent to enter into a more formal agreement (the "Agreement") at a later date. The terms and provisions of the Agreement shall include terms found in that certain license agreement effective June 15, 2012 by and between ABG TapouT, LLC and Nutra Evolution LLC ("License Agreement"). Licensee and Licensor hereby agree to negotiate in good faith the terms of the Agreement which are not

specifically set forth in this Term Sheet prior to execution of the Agreement, provided that the terms of the License Agreement shall be fully binding upon Licensee, including all obligations and restrictions that apply to use of the Licensed Property and other intellectual property licensed by Licensor, maintenance of the requisite insurance policies, and indemnification of Licensor for claims arising out of Licensee's manufacturing, marketing, distribution and sale of the Licensed Product. In the event of a termination of expiration of the License Agreement, Licensee hereby agrees that ABG TapouT LLC may, at its sole option: (i) directly assume the role of Licensor hereunder or cause the termination of this Agreement to be effective on the same date as the termination of the License Agreement.

LICENSEE:
NUTRAFUELS INC.

By: [signature]
Print: Edgar Ward
Title: President/CEO
Date: 7/25/2013

LICENSOR:
NUTRA EVOLUTION LLC

By: [signature]
Print: Lloyd Nehen
Title: CEO
Date: 7-25-13